EXHIBIT 19.1
Restaurant Brands International Inc.
A corporation existing under the laws of Canada
Insider Trading Policy
Adopted December 11, 2014
(Amended and Restated August 3, 2023)

Purpose

    Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Restaurant Brands International Inc. and its subsidiaries (collectively, the "Corporation") as well as that of all persons affiliated with the Corporation. Under Canadian and United States securities laws, "insider trading" occurs when any person purchases or sells a security while in possession of material nonpublic information relating to the security. The Corporation's Board of Directors (the "Board") has adopted this Insider Trading Policy (this "Policy") to promote compliance with applicable securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This Policy supplements, and does not replace, applicable securities laws. Insider trading is a crime and the penalties are severe. In addition, persons violating this Policy may be subject to immediate dismissal from the Corporation.
    This Policy applies to all employees of the Corporation, including all officers, all members of the Board and any other persons that the Board determines should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Corporation ("you" or "Insider"). In addition, this Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in securities of the Corporation are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in securities of the Corporation (collectively referred to as "Family Members"). Finally, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Collectively, this Policy refers to Insiders, their respective Family Members and their respective Controlled Entities, as "Covered Persons."

    This Policy applies to the purchase or sale of any shares or other securities of the Corporation or securities convertible or exchangeable into shares or other securities of the Corporation, including the purchase or sale of exchangeable partnership units of Restaurant Brands International Limited Partnership.

    This Policy should be read in conjunction with the Corporation's Code of Business Conduct and Ethics and its Fair Disclosure and Regulation FD Policy ("Reg FD Policy").

Statement of Policies Prohibiting Insider Trading

Prohibited Activities

    It is the policy of the Corporation that no director, officer or other employee of the Corporation (or any other Covered Person subject to this Policy) who is aware of material nonpublic information relating to the Corporation may, directly, or indirectly through Family Members or other persons or entities:

1.Engage in transactions in securities of the Corporation, except as otherwise specified in this Policy under the headings "Transactions Under Company Plans," "Transactions Not Involving a Purchase or Sale" and "ASDPs/Rule 10b5-1 Plans";

2.Recommend the purchase or sale of any securities of the Corporation;

3.Disclose material nonpublic information to persons within the Corporation whose jobs do not require them to have that information, or outside of the Corporation to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, other with the prior written consent of the Corporation or in the necessary course of business; or

4.Assist anyone engaged in the above activities.

    In addition, it is the policy of the Corporation that no director, officer or other employee of the Corporation (or any other Covered Person designated as subject to this Policy) who, in the course of working for the Corporation, learns of material nonpublic information about a company with which the Corporation does business, including a franchisee, competitor or supplier of the Corporation, may trade in that company's securities until such information becomes public or is no longer material.

    There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided without exception to preserve the Corporation's reputation for adhering to the highest standards of conduct.

Explanation of Insider Trading
    As noted above, "insider trading" refers to the purchase or sale of a security while in possession of "material" "nonpublic" information relating to the security. "Securities" include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. "Securities" also include securities not issued by the Corporation but convertible or exchangeable into shares or other securities of the Corporation, and, for greater certainty, specifically include the exchangeable partnership units of Restaurant Brands International Limited Partnership. "Purchase" and "sale" are defined broadly under applicable securities laws. "Purchase" includes not only the actual purchase of a security, but any contract or instruction to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but any contract or instruction to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, a sale of a security upon a cashless exercise and acquisitions and exercises of warrants or puts, calls or other options related to a security. However, there are certain limited exemptions in the securities laws to this broad prohibition, for which the General Counsel or the corporate legal group can provide additional details. It is generally understood that insider trading includes the following:
•Trading by Insiders (i.e. persons in a "special relationship" with the Corporation) while in possession of material nonpublic information;
•Trading by persons other than Insiders ("tippees") while in possession of material nonpublic information obtained from any other person or company in a special relationship with the Corporation, including another tippee, where such person knows or ought reasonably to have known that the other person or company was in a special relationship with the Corporation, where the information was given in breach of an Insider's fiduciary duty to keep it confidential, or where the information was misappropriated; or
•Communicating or tipping material nonpublic information to others other than in the necessary course of business, including recommending the purchase or sale of a security while in possession of such information.
    Material Information. Information relating to the Corporation is considered "material" if (a) such information results in, or would reasonably be expected to result in, a significant change in the market price or value of the Corporation's securities; or (b) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or (c) it would significantly alter the total mix of information available to investors. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are set forth on Attachment A of this Policy.

    When Information is Considered Public. Information about the Corporation is "nonpublic" information if (a) it has not been widely disseminated in a manner that makes it available to public investors generally on a broad-based, non-exclusionary basis and (b) such investors have not yet been given a reasonable amount of time to analyze and absorb the information.

    Information would generally be considered widely disseminated only if it has been disseminated through an approved news wire service that provides simultaneous national and international distribution in accordance with the Corporation's Reg FD Policy. By contrast, information would not be considered widely disseminated if it is available only to the Corporation's employees or directors.

    Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. If, for example, the Corporation were to make an announcement before open of the market on a Monday, you should not trade in securities of the Corporation until Wednesday. However, if the Corporation were to make an announcement after close of the market on a Monday, you should not trade in the securities of the Corporation until Thursday. Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Excluded Transactions

    Except as specifically noted below under the headings "Transactions Under Company Plans," "Transactions Not Involving a Purchase or Sale," and "ASDPs/Rule 10b5-1 Plans", there are no exceptions to this Policy.

Transactions under Company Plans

    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Corporation's plans, or to the exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares issuable upon exercise of the option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of the stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding requirements.

    Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares of stock to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of restricted stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding requirements.

    Other Similar Transactions. The General Counsel or the corporate legal group can assist you in determining whether any other purchase of securities from the Corporation or sales of securities to the Corporation are subject to this Policy, and the General Counsel or the corporate legal group must be consulted in advance of undertaking any such other transaction with the Corporation.

Transactions Not Involving a Purchase or Sale

    Other than as set forth herein, bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the securities of the Corporation while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below and the sales by the recipient of the securities of the Corporation occur during a blackout period. However, bona fide gifts are subject to the pre-clearance provisions below in order to ensure that all bona fide gifts are reported on a timely basis as required by applicable securities laws (within two business days of the effective date of the gift). Further, transactions in mutual funds or similar investment vehicles, other than exchange funds, that are invested in securities of the Corporation are not transactions subject to this Policy.

Pre-Clearance Procedures and Trading Restrictions for Designated Employees

    To maintain compliance with its securities law obligations and to avoid the appearance of any impropriety, the Corporation has adopted a pre-clearance procedure for transactions by Designated Employees and has established certain periods during which such individuals will be presumed to have material nonpublic information and therefore restricted from trading. "Designated Employees" consist of (i) members of the Board, (ii) executive officers of the Corporation, (iii) such other persons as may be designated from time to time and informed of such status by the Corporation's General Counsel, and (iv) household members of (i) through (iii).

Pre-Clearance Procedures

    Prior to conducting any transactions in securities of the Corporation (other than as described above under “Transactions under Company Plans” as not being subject to this Policy or transactions pursuant to a Rule 10b5-1 Plan), Designated Employees must request, and obtain, in each case in writing, pre-clearance of such transaction from the General Counsel or the corporate legal group.. In the case of the General Counsel or the corporate legal group, pre-clearance of such transaction must be requested and obtained, in each case in writing, from the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Corporation.

This pre-clearance procedure has been established:

•to provide assistance in preventing inadvertent violations of applicable securities laws;
•to avoid the appearance of impropriety in connection with the purchase and sale of the Corporation's securities; and
•to insure timely compliance by all Designated Employees with the strict time requirements for the filings of insider reports with applicable securities regulatory authorities.
    A request for pre-clearance should be submitted to the General Counsel or the corporate legal group at least one business day in advance of the proposed transaction. The General Counsel or the corporate legal group is under no obligation to approve a transaction submitted for pre-clearance, and may determine, in his or her sole discretion, not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Corporation, and should not inform any other person of the restriction.

    When a request for pre-clearance is made, the requestor should (i) complete and return the Securities Trading Approval set forth on Attachment B of this Policy and (ii) carefully consider and disclose to the General Counsel or the corporate legal group:

•whether he or she may be aware of any material nonpublic information about the Corporation;
•whether he or she has effected any non-exempt "opposite-way" transaction within the past six months; and
•whether he or she must comply with SEC Rule 144 and file a Form 144 at the time of any sale or is otherwise subject to any restrictions on resale under applicable securities laws.
    Pre-cleared trades must be effected within the period set forth in the pre-clearance approval. Transactions not effected within the time limit are subject to pre-clearance again.

Quarterly Trading Restriction Periods

    In order to ensure that our Designated Employees do not unintentionally engage in transactions during a time when they may have, or may have access to, material nonpublic information, the Corporation has established a "Blackout Period" beginning the twentieth (20th) day of the third calendar month of the then current fiscal quarter and ending, with trading permitted to commence, after the second business day following the public release of the Corporation's earnings results for that quarter. Due to the probability that Designated Employees may have, or may have access to, material nonpublic information during a Blackout Period, such persons may not conduct any transactions involving the Corporation's securities during a Blackout Period (regardless of, and without the need for any inquiry into, whether such persons are actually in possession of any material nonpublic information at any time during the Blackout Period).

Event-Specific Trading Restriction Periods.

    From time to time, an event may occur that is material to the Corporation and may be known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel or the corporate legal group may not conduct any transactions involving the Corporation's securities. In addition, the Corporation's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel or the corporate legal group, designated persons should refrain from trading in the Corporation's securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel or the corporate legal group may notify these persons that they should not conduct any transactions involving the Corporation's securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Corporation as a whole, and should not be communicated to any other person. Even if the General Counsel or the corporate legal group has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

    Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to transactions described above under “Transactions under Company Plans” as not being subject to this Policy nor to transactions pursuant to an approved Rule 10b5-1 Plan.

ASDPs/Rule 10b5-1 Plans

    Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable Canadian securities legislation (including guidance under the CSA Staff Notice 55-317 Automatic Securities Disposition Plans) (the "Canadian Legislation") permit Insiders to adopt written automatic securities disposition plans (referred to hereunder as "Rule 10b5-1 Plans") to sell, donate or otherwise transfer shares in the future (including upon exercise of stock options) on an automatic basis without regard to certain insider trading restrictions under applicable securities laws and regardless of any subsequent material nonpublic information received by the Insider. On December 14, 2022, the SEC adopted final rules imposing new conditions on the availability of the affirmative defense available to insiders under Rule 10b5-1. Under the new rules, an insider may not have more than one plan effective at any time.

    In order to comply with this Policy, a Rule 10b5-1 Plan entered into by a Designated Employee must (i) meet the requirements of Rule 10b5-1 and the Canadian Legislation and (ii) be approved by the General Counsel or the corporate legal group in order to ensure the terms of the Rule 10b5-1 Plan are acceptable. In general, a Rule 10b5-1 Plan must:

•not be entered into during a Blackout Period or at a time when the person entering into the plan is aware of material nonpublic information;
•be entered into by the Insider with the Insider's broker and be binding upon the Insider and documented in a written plan document;
•be accompanied by a certificate from the Corporation provided by the Insider to the broker at the time of entering into the plan confirming that the Corporation is aware of the plan and certifying that, to the best of its knowledge, the Insider is not in possession of material non-public information and is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade insider trading prohibitions;

•prohibit the broker from consulting with the Insider regarding any sales made under the plan and prohibiting the Insider from disclosing to the broker any information concerning the Corporation that might influence the execution of the plan;
•be automatic such that the amount, pricing and timing of transactions and other instructions are set out in a written plan document at the time of the establishment of the plan, or discretion on these matters is delegated to an independent third party, and the Insider may not have any authority to subsequently influence how, when or whether a purchase or sale is consummated;
•contain meaningful restrictions on the ability of the Insider to vary, suspend or terminate the plan that have the effect of ensuring that the Insider cannot profit from material undisclosed information through a decision to vary, suspend or terminate the plan;
•be entered into for a period of at least 12 months;
•commence after the expiration of the applicable cooling off period:
odirectors and officers may begin trading pursuant to such person’s plan after the later of (i) ninety days after adoption of the plan, or (ii) two business days following the Corporation’s filing of a Quarterly Report on Form 10-Q or Annual Report on Form 10-K;
oall other employees may begin trading pursuant to such person’s plan thirty days following the adoption of the plan;
•provide that the first transactions made under the Rule 10b5-1 Plan not occur until the Corporation’s next interim financial report or annual financial statements, as the case may be, have been filed; and
•be publicly disclosed by way of press release filed on SEDAR (to the extent the Designated Person is a director or executive officer of the Corporation)
    Any proposed Rule 10b5-1 Plan must be submitted for approval by the Designated Employee at least three business days prior to the entry into the Rule 10b5-1 Plan. In evaluating a proposed Rule 10b5-1 Plan, the General Counsel or the corporate legal group may take into account the stated purposes and objectives of this Policy along with any general "best practices" in respect of Rule 10b5-1 Plans then in existence, and may impose such additional requirements as determined to be necessary or appropriate.

    If the Rule 10b5-1 Plan is approved and entered into by the Designated Employee, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required under this Policy. The General Counsel may from time to time take reasonable steps to periodically confirm that the Designated Employee continues to comply with the terms and conditions of the Rule 10b5-1 Plan. The General Counsel may also monitor the use of the Rule 10b5-1 Plan upon the occurrence of significant corporate events before such events are publicly disclosed by the Corporation.

    Any amendment to or early termination of any approved plan must be submitted for authorization and pre-clearance by the General Counsel or an attorney in the corporate legal group. Any amendment to the amount, price, or timing of the purchase or sale of securities under a contract or plan, or to a formula or algorithm that affects the amount, price, or timing of such purchases or sales, is considered a termination of such contract or plan under applicable SEC rules.

Special and Prohibited Transactions

    The Corporation has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Corporation's policy that any persons covered by this Policy should be subject to heightened restrictions or considerations with respect to each of the following types of transactions:

    Short Sales. Section 16(c) of the Exchange Act prohibits Insiders absolutely from making short sales of securities of the Corporation, i.e., sales of shares which the Insider does not own at the time of sale, or sales of stock against which the Insider does not deliver the shares within 20 days after the sale, either directly or indirectly. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability. Furthermore, short sales of securities of the Corporation may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Corporation's prospects. By operation of this Policy, the Corporation hereby prohibits any officer, director or employee from making a short sale of securities of the Corporation which would be prohibited by Section 16(c) if such officer, director or employee were an Insider. Sales "against the box" are also prohibited. A sale "against the box" is a sale of securities which are owned but are not delivered after the sale. A sale "against the box" has the same effect as a short sale. The General Counsel or the corporate legal group should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16 or otherwise.
    Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Insiders employed by the Corporation are prohibited at all times from using financial instruments to hedge the economic risk of owning the Corporation’s securities, including without limitation short sales, “put” or “call” options or other derivatives on the Corporation’s securities, whether or not traded on an exchange. Directors should carefully review these transactions with their counsel to ensure that they do not subject the Insider to Section 16(b) liability and that they do not violate Section 16(c) of the Exchange Act or applicable Canadian securities laws. These transactions, like all transactions in derivative securities, are subject to the same Blackout Periods set forth above. To ensure that the Corporation can adequately prepare any required disclosures relating to these types of transactions, any director who wishes to engage in a transaction of this type must comply with the Pre-Clearance Procedures set forth above.

    Margin Account and Pledged Securities. Securities held in a margin account may be sold by a broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale on pledged securities may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in securities of the Corporation, Insiders employed by the Corporation are prohibited from holding Corporation securities in margin accounts and are prohibited from pledging Corporation securities as collateral for a loan. This policy does not prohibit broker-assisted exercise or settlement of equity awards granted by the Corporation that may involve an extension of credit only until the sale is settled. Directors should take special precautions when placing securities of the Corporation in a margin account or when pledging securities of the Corporation as collateral for a loan. In order for the Corporation to comply with its securities disclosure requirements and to ensure that pledges are structured in a manner to minimize inside trading concerns, any director who wishes to place securities of the Corporation in a margin account or pledge securities of the Corporation as collateral for a loan must provide the General Counsel or the corporate legal group written notice of his or her intent to margin or pledge the securities, accompanied by a copy of the proposed documentation, at least ten business days prior to executing the margin or pledge as part of the Pre-Clearance Procedures. To the extent any Insiders employed by the Corporation have Corporation securities in margin accounts or otherwise pledged as of August 5, 2020, they should undertake to remove Corporation securities from the margin account or pledge in a reasonable period of time.

    Certain Aggressive or Speculative Trading. Officers, directors and employees and their respective Family Members should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. This prohibition includes trading in options, such as put and call options, on the Corporation's securities.

    Short-Term Trading. Executive officers and directors of the Corporation are subject to Section 16 of the Exchange Act ("Section 16 Insiders"), which requires such persons to disgorge to the Corporation any profits made on open market or certain other purchases or sales of the Corporation's securities that are made within six months of a reverse way transaction. Section 16 can be extremely complicated, so any person who is subject to Section 16 should ensure that the all prior transactions are reported to the General Counsel or the corporate legal group. In addition to the required Pre-Clearance Approval Procedures set forth above, Section 16 Insiders must report each transaction in securities of the Corporation to the General Counsel or the corporate legal group by providing detailed trade-by-trade information, including price per share by lot from their broker, to the General Counsel or the corporate legal group no later than the morning of the day following the consummation of such transaction. The Corporation will prepare a Form 4 for the Section 16 Insider and transmit it to the SEC on his or her behalf.

Post-Termination Transactions

    This Policy continues to apply to transactions in securities of the Corporation even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in securities of the Corporation until that information has become public or is no longer material. The pre-clearance procedures for Designated Employees, however, will cease to apply to transactions in securities of the Corporation upon the expiration of any Blackout Period or other event-specific trading restriction period that is applicable to an officer, employee or Designated Employee at the time of his or her termination of service; provided that employees that are Section 16 Insiders as of the date of termination of service must continue to pre-clear transactions for six months post-termination.

Consequences of Violations

    The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Corporation's securities, is prohibited by Canadian and United States securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as by Canadian securities regulatory authorities. In the United States, penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. In Ontario, every person or company who contravenes the insider trading provisions of the Securities Act (Ontario) may be liable for a fine in an amount not less than the profit made or loss avoided by the person or company by reason of the contravention and not more than the greater of $5,000,000 and three times the profit made or loss avoided. A violation of the insider trading provisions also may result in imprisonment for a term of up to five years less a day. Insider trading legislation has also been enacted in most other provinces of Canada. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

    In addition, an individual's failure to comply with this Policy may subject the individual to sanctions imposed by the Corporation, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even a regulatory investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

Company Assistance

    Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel or the corporate legal group.

Individual Responsibility

    Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Corporation and to not engage in transactions in securities of the Corporation while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the General Counsel, the corporate legal group or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under the heading "Consequences of Violations."

Certification

    All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy annually.

ATTACHMENT A

TYPES OF MATERIAL INFORMATION

This list is not all-inclusive and is only intended as a guide. Please keep in mind that both positive and negative information may be material.

•Fundamental Corporate Changes—What is the Corporation doing?
Information about current, proposed or contemplated transactions, such as acquisitions, tender offers, mergers, spin-offs, joint ventures, restructurings or changes in assets;
changes in directors, senior management or auditors;
the gain or loss of a significant franchisee, supplier or distributor;
information about major contracts;
labor negotiations; or
plans to engage in a new marketing strategy.

•Financial Reporting—How is the Corporation doing?
earnings, profits and losses;
unpublished financial reports or projections;
adjustments of reported earnings;
purchases, sales and revaluations of company assets;
environmental compliance and its related costs;
solvency problems such as litigation, final judgments, loan defaults, and losses of major contracts;
institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
the interruption of production or other aspects of a company's business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shutdown;
changes in dividend policies or the declaration of a stock split or the proposed; or
contemplated issuance, redemption, or repurchase of securities.

•Management Integrity—How is the Corporation being managed?
knowledge that management has engaged in self-dealing;
knowledge that the Corporation has been engaged in illegal activity;
knowledge that the Corporation is under investigation; or
knowledge that a governmental body has begun or is about to begin an action against the Corporation.

    B-1